Exhibit 10.1

November 28, 2007

D. Andrew Myers

782 W. Carob Way

Chandler, AZ 85248

RE:	EMPLOYMENT OFFER

On behalf of Scientific Learning Corporation (the “Company”), I am pleased to offer you the following employment position. This offer is subject to approval by the Board of Directors and its Compensation Committee, and is not effective until that approval is obtained.

Position

President and Chief Operating Officer, reporting to Robert Bowen, Chief Executive Officer. You will be based in the Company’s Oakland, California headquarters.

Base Salary

Your starting base salary will be $22,916.67 per month ($275,000.00 annually). You will be paid bi-weekly on the 15th and the last day of each month, subject to payroll withholding and deductions. Based on your duties and responsibilities, you will be categorized as “exempt” and will be ineligible for overtime pay.

Incentive Compensation

In addition to your base salary, you will be eligible for the 2008 Management Incentive Plan, as approved by the Compensation Committee. Under the 2008 Plan, you will be eligible to receive a bonus of 50% of base salary upon achievement of 100% of all targets (financial and individual) and up to 100% of base salary upon overachievement. Of course, the Company may modify or amend future incentive plans from time to time at its discretion.

Start Date

Subject to fulfillment of any conditions imposed by this employment offer, you will commence this new position with the Company on or about January 9, 2008.

Benefits

You will be entitled to full company benefits, including medical, dental, vision, 401(k) and life insurance. Your health care benefits will be effective February 1, 2008. You will be eligible to enroll in the 401(k) plan after completing 2 months of service. The Company may modify its standard benefits from time to time as it deems necessary, which would also modify the benefits available to you. The Company will reimburse you for your COBRA costs for yourself and your family for the month of January 2008.

Restricted Stock Units

As part of your compensation package, it will be recommended to the Compensation Committee of the Board of Directors that you be granted a restricted stock unit (RSU) award of 30,000 shares of Scientific Learning Common Stock under the Company’s Equity Incentive Plan. We will recommend that the RSU award be subject to vesting over four years, starting approximately on March 10, 2008, with an initial one-year cliff (at which time 33.3% will vest) with the remainder vesting in equal installments every six months over the following 36 months). This award is subject to compliance with applicable federal and state securities laws.

D. Andrew Myers

Employment Offer

Termination of Employment

Throughout your employment at Scientific Learning, your employment is at-will. At-will employment provides protection of our mutual rights. You or the Company may terminate your employment relationship at any time for any lawful reason whatsoever, with or without cause or advance notice. This at-will employment relationship and other terms of your employment may not be changed except in writing signed by a duly-authorized officer of our Company.

If your employment is terminated by the Company without Cause (as defined below), the Company will pay you twelve months of your then-current base salary as severance compensation (“Severance Payments”) subject to the following conditions:

a.      The Severance Payments will be made on the Company’s ordinary payroll dates over that twelve month period, and will be subject to standard payroll deductions and withholdings.

b.     Prior to the payment of any Severance Payments, you must execute a complete General Release of all known and unknown claims satisfactory to the Company.

For purposes of this letter, “Cause” is defined as: (a) indictment or conviction of any felony or of any crime involving dishonesty; (b) participation in any fraud against the Company; (c) breach of your duties to the Company, including but not limited to unsatisfactory performance of job duties, as determined by the Company in its sole discretion; (d) intentional damage to any property of the Company; (e) violation of Company policy which causes a material detriment to the Company, as determined by the Company in its sole discretion; (f) breach of this Agreement or the Proprietary Information and Inventions Agreement, as determined by the Company in its sole discretion; (g) conduct by you which in the good faith and reasonable determination of the Board demonstrates unfitness to serve; or (h) death or inability to serve (inability to serve shall be defined as your inability to carry out your job responsibilities for a continuous period of more than three months, as determined by the Company in its sole discretion).

If your employment is terminated at any time with Cause or if you voluntarily terminate your employment, you will not be entitled to Severance Payments, pay in lieu of notice or any other such compensation. If the Company is acquired, you will receive the Severance Payments as described above unless you are offered a comparable position with comparable pay by the acquiring company.

Advance Visits to the New Location

TheCompany will cover the cost of two (2) house hunting trips for you and your spouse, for up to seven days if necessary.

•	Transportation: commercial airline using economy class/coach
•	Meals & Accommodation: moderately priced
•	Rental Car (or Leased Vehicle already in use for temporary living arrangements)
•	Child care expenses

Commuting Expenses

You will be reimbursed for reasonable expenses incurred for commuting from your home in Chandler, Arizona to the office in Oakland, California for a period not to exceed six (6) months from start date in accordance with the Company’s applicable expense reimbursement policies.

•	Transportation: commercial airline using economy class/coach
•	Meals & Accommodation: moderately priced (until temporary living space secured)
•	Rental Car or Leased Vehicle

Temporary Living Costs

Company will provide a furnished apartment for you within the first month of your employment until final relocation of your family from Arizona to Bay Area, which will take place sometime between when the Arizona home is listed in December 2007 and April 2008.

D. Andrew Myers

Employment Offer

Once the your home in Arizona has been listed for 90 days, if the home has not sold when your family relocates to the Bay Area, the Company will provide you with a temporary living allowance of $4,500 per month (less appropriate taxes) to offset the cost of maintaining two households. Temporary living allowance will be discontinued on the date the Arizona home sale closes (allowance prorated for the month in which home is sold) or after the home has been listed for a total of twelve (12) months, whichever comes first.

Moving Expenses

The Company will cover reasonable costs incurred for selected moving company to pack, ship and insure household effects and up to two (2) personal vehicles to the new location. Transportation of your family to a new location, including moderately priced meals/accommodations while directly en route and fuel reimbursement if car(s) driven instead of shipped will also be covered.

Closing Costs

The Company will reimburse you for the closing costs and real estate fees/commissions incurred in the sale of your existing Arizona home and purchase of new home in California (so long as purchase of new home in California takes place within 90 days of close of sale for Arizona home). The intent of this benefit is to cover costs customarily paid by the seller (on the Arizona home) and the buyer (on the Bay Area home) and not to cover the same aspect of the transaction for both home sales.

Supplemental Relocation Allowance

The Company will pay an additional allowance equal to one (1) month’s gross salary, less appropriate taxes. This allowance will be based upon the employee’s current salary and is intended to cover miscellaneous expenses incurred during the move and will be paid within 30 days of your family’s relocation to Bay Area.

Agreements/Limits

To ensure that all relocations are handled economically, efficiently and equitably, it is expected that you will utilize all means possible to minimize expenses and avoid costs to the company. If you resign from your position within one year of the date of the completed relocation, you will be required to reimburse the company half of the total relocation expenses paid out in your behalf.

Tax Reimbursement Allowance

Company will provide you with gross up applicable to the tax liability incurred with relocation (does not apply to temporary living allowance or supplemental relocation allowance).

As an employee, you will be expected to exercise the highest degree of professionalism and to maintain professional and cordial relationships with co-workers, management, customers and other business associates.

Throughout your employment, you will be expected to abide by all of the Company’s policies and procedures, and you will be asked to acknowledge in writing that you have received and read the Company’s employee handbook. You also agree that throughout your employment with the Company, you will not, without the Company’s written authorization, directly or indirectly engage or prepare to engage in any activity in competition with the Company or accept employment, provide services to, or establish a business relationship with a business or individual engaged in or preparing to engage in competition with the Company.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the

D. Andrew Myers

Employment Offer

Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

Your first 90 calendar days of employment at Scientific Learning are considered an “introductory period”. This is a period of adjustment and evaluation to give you an opportunity to be sure that you are suited to your job and, in turn, to give your supervisor the opportunity to view your on-the-job performance.

On your first day of work, you will need to present proof of your right to work in the United States and sign a copy of the Proprietary Information and Inventions Agreement. In addition, this employment offer is conditioned upon your successful completion of a background check.

By accepting this offer, you represent that your employment with the Company will not violate any agreements or obligations that you may have with any third party, including prior employers.

We have provided two copies of this letter to you. Please sign one copy and return it to Gina Larue in the Human Resources department by December 1, 2007 to indicate your agreement to your employment at the Company on the terms set forth above. If you wish, you may fax a copy to 510-874-1877 and mail in the original.

I am very excited, as is the Board of Directors, to have you joining our dynamic, young company at such a critical time. I am looking forward to working with you in the months and years ahead.

Sincerely,

SCIENTIFIC LEARNING CORPORATION

By	/s/ Robert C. Bowen	11/29/07

	Robert C. Bowen, Chief Executive Officer	Date

ACCEPTED AND AGREED:

By	/s/ Andrew Myers	11/30/07

	D. Andrew Myers	Date